SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 13, 2006

DENDRITE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-16379	22-2786386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1405 U.S. Highway 206, Bedminster, New Jersey	07921
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(908) 443-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On February 13, 2006 the Compensation Committee of Dendrite International, Inc. (the “Company”) approved amendments (the “Amendments”) to the employment agreements with certain of its executive officers (the “Executive Officers”) to provide that upon a termination of the Executive Officer’s employment by the Company “without cause” or the termination by the Executive Officer for “good reason,” each within one year following a change in control, the Executive Officer will be entitled to severance payments in a lump sum amount equal to the sum of twenty-four months base salary and target bonus. The current Executive Officers to whom the Amendments apply are Joseph Ripp, Jeffrey Bairstow, Christine Pellizzari, Mark H. Cieplik, Natasha Giordano, Garry D. Johnson, Jean-Paul Modde and Mark Theilken.

Item 2.02    Results of Operations and Financial Condition

In connection with the Company’s Analyst Day held at NASDAQ headquarters on February 16, 2006, the Company discussed certain aspects of its completed fourth quarter and fiscal year, including estimated 2005 revenue under three new revenue segments: Sales Solutions, Marketing Solutions and Developing Solutions. Revenue for fiscal 2005 for these segments is estimated to be approximately $302 million for Sales Solutions, $112 million for Marketing Solutions and $23 million for Developing Solutions. Sales Solutions revenue includes revenue related to software license fees and sales force automation services such as software maintenance, help desk, asset management, data management and application hosting. Marketing Solutions revenue includes revenue related to integrated marketing, data and analytics, shipping and other marketing services. Developing Solutions revenue includes revenue from compliance solutions, clinical trial support, and the Company's contracted sales organization business in Eastern Europe.

In addition, on February 17, 2006 the Company announced that it estimates its compensation costs for its stock option plans and employee stock purchase plan for fiscal year 2005 would have been approximately $21.8 million on an after tax basis, or $0.48 per diluted share.

Item 7.01    Regulation FD Disclosure

On February 17, 2006 the Company announced that it expects its compensation costs for its stock option plans and employee stock purchase plan on an after tax basis for fiscal 2006 will be in the range of $3.2 to $4.3 million, or $0.07 to $0.09 per diluted share.

The information contained in this Current Report on Form 8-K may contain forward-looking statements that may be identified by such forward-looking terminology as “expect,” “believe,” “anticipate,” “will,” “intend,” “plan,” “target,” “outlook,” “guidance,” “estimated,” and similar statements or variations. Such forward-looking statements are based on our current expectations, estimates, assumptions and projections and involve significant risks and uncertainties, including risks which may result from any significant difference between actual expenses and estimated expenses based on estimations and assumptions by the Company regarding option expenses; our dependence on the pharmaceutical industry; fluctuations in quarterly revenues due to lengthy sales and implementation cycles for certain of our solutions; our fixed expenses in relation to fluctuating revenues and variations in customers' budget cycles; dependence on certain major customers; changes in demand for our products and services attributable to any weakness experienced in the economy or mergers, acquisitions and consolidations in the pharmaceutical industry; successful and timely development and introduction of new products and versions; rapid technological changes; increased competition;

international operations; integrating the entities we acquire; our ability to effectively manage our growth; the protection of our proprietary technology; our ability to compete in the Internet-related products and services market; the continued demand for Internet-related products and services; the ability of our third party vendors to respond to technological change; our ability to maintain our relationships with third-party vendors; less favorable than anticipated results from strategic relationships; dependence of data solutions on strategic relationships; events which may affect the U.S. and world economies; and catastrophic events which could negatively affect our information technology infrastructure. Other important factors that should be reviewed and carefully considered are included in the company's 10-K, 10-Qs, and other reports filed with the SEC. Actual results may differ materially. The company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or other changes affecting such forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDRITE INTERNATIONAL, INC.

Dated: February 17, 2006	By:	/s/ CHRISTINE A. PELLIZZARI
	Name:	Christine A. Pellizzari
	Title:	Senior Vice President, General Counsel and Secretary